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                                                               Exhibit 99.b10(b)

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania  19103









April 21, 2000




Board of Trustees
The Penn Mutual Life Insurance Company
Philadelphia, Pennsylvania  19172

Re:   Penn Mutual Variable Annuity Account III
      SEC Registration No. 333-62825
      ----------------------------------------


Dear Ladies and Gentlemen:

We hereby consent to the reference of our name under the caption "Legal Matters" in the Statement of Additional Information filed as part of this Post-Effective Amendment No. 2. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


Very truly yours,


/s/ Morgan, Lewis & Bockius LLP